Exhibit 99.1

Pope Resources Announces $2.4 Million Conservation Easement Sale

POULSBO, Wash.--(BUSINESS WIRE)--December 30, 2010--Pope Resources (NASDAQ:POPE) announced the closing of a $2.4 million conservation easement sale on nearly 6,900 acres south of the Swift Reservoir in Skamania County. The easement will restrict future development on the property while allowing for the continued growth and harvest of timber. It was funded by the federal Forest Legacy program.

The conservation easement sale represents the culmination of several years of coordinated effort between the Partnership, Skamania County, the Columbia Land Trust, and the Washington State Department of Natural Resources. Several years ago the parties to this sale began working together on a joint vision for a 24,000-acre subset of the Partnership’s Columbia tree farm in southwest Washington near the Swift Reservoir. This joint vision calls for putting a total of 20,000 acres into various conservation programs while allowing for development on the remaining 4,000 acres. The parties have applied for a number of federal grants with the intent of additional closings in the years ahead.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT:
Pope Resources
VP & CFO
Tom Ringo, 360-697-6626
Fax: 360-697-1156